Exhibit 99

     Heritage Financial Announces Plans for Second Ocala Location

    ALBANY, Ga.--(BUSINESS WIRE)--Aug. 3, 2007--Heritage Financial Group (NASDAQ: HBOS), the mid-tier holding company for HeritageBank of the South, today announced that the Company has purchased property for a second banking location in Ocala, Florida. The announcement comes less than one year after HeritageBank of the South opened its first branch there, which also marked its initial entry into the state.

    The new banking office will be situated in an 8,000-square-foot building at 1403 E. Silver Springs Boulevard, in the downtown business district. This office will serve as HeritageBank of the South's main office in Ocala, and its focus on commercial lending is expected to complement the bank's suburban and more retail-oriented location at 11100 SW 93rd Court Road. Remodeling of the building is expected to begin immediately, and banking operations are set to commence there late in the fourth quarter, subject to regulatory approval.

    Commenting on the Company's announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "We have been very pleased with our reception in Ocala and we are excited about the prospects of expanding our capabilities and visibility in this market. Our growth there during the past year has affirmed our view that Ocala is a strong and vibrant community, and it has assumed a significant role in our overall operations as we have quickly established a loan portfolio of $15.2 million, together with a deposit base of $22.5 million, as of June 30, 2007. We look forward to building on this momentum with our second office there, leveraging its location to expand our commercial lending operations and building on the great relationships that are taking shape in Ocala."

    Dorminey noted that, upon completion of construction activities at the new location, John N. Kirk, HeritageBank of the South's President of the Florida Region, and Gary L. Platt, Senior Vice President and head of the bank's commercial lending in Florida, will relocate to the new office.

    Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Southwest Georgia and North Central Florida through seven full-service banking offices.

    As of June 30, 2007, Heritage Financial Group reported total assets of approximately $448 million and total stockholders' equity of approximately $63 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

    Heritage, MHC, a mutual holding company formed in 2002, holds approximately 72% of the shares of Heritage Financial Group. The remaining 28% of Heritage Financial Group's shares are held by public stockholders following the Company's June 2005 initial public offering.

    Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.


    CONTACT: Heritage Financial Group
             T. Heath Fountain
             Senior Vice President and Chief Financial Officer
             229-878-2055